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                                 Exhibit (6)(g)
                    Specimen Promissory Note for Second Loan


                                 Promissory Note


Maker:            MedStrong International Corporation
Maker's Mailing Address:  500 Silver Spur Road, Suite 303, Rancho Palos Verdes,
                          California 90274.

Payee:   ____________________________________________________________________
Payee's Mailing Address: ____________________________________________________

Principal Amount: Twenty Five Thousand and No/100 Dollars ($25,000)

Effective Date:  _____________________

Annual Interest Rate on Unpaid
Principal from Effective Date:  Ten Percent (10%) per annum

Annual Interest Rate
on Matured, Unpaid Amounts:  Ten Percent (10%) per annum

Terms of Payment
(principal and interest):           The entire amount of principal is payable in
                                    one installment 120 days from the effective date. Maker reserves the right to prepay this Promissory Note in any amount at any time prior to maturity without penalty.
                                    Interest on the unpaid principal balance of this Promissory Note shall be due and payable on the last business day of each calendar month following the Effective Date of this Promissory Note and the date on which this Promissory Note matures.

1. General. Maker promises to pay to the order of Payee at the place of payment, and according to the terms of payment, the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

2. Default Penalty. If there occurs an Event of Default (as defined below in paragraph 7), then Maker shall , on the last business day of each calendar month until all such defaults are cured, pay to the Payee the sum of $200.00, as a late payment penalty (the "Late Payment Penalty"). Regardless of the number of Events of Default, the Late Payment Penalty shall not exceed $200.00 in any calendar month.

3. Costs of Collection. If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorneys' fees and court costs, in addition to other amounts due.

4. Savings Clause. Interest on the debt evidenced by this Promissory Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.
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5.       Representation of Payee . Payee represents and warrants to Maker as follows:

                  (a) Payee has received and examined all information concerning Maker which Payee considers necessary to making an informed decision regarding the loan represented by Promissory Note (the "Loan"). In addition, Payee has had the opportunity to ask questions of, and receive answers from, the officers and agents of Maker concerning Maker and to obtain such information, to the extent such persons possessed the same or could acquire it without unreasonable effort or expense, as Payee deemed necessary to verify the accuracy of the information referred to herein.

                  (b) The Payee acknowledges and understands that: (i) the Maker will use the Loan for a start-up Business which currently is in the development stage, (ii) the Loan will not be sufficient to provide the Maker with the necessary funds to achieve its business plan, (iii) the Maker may never be able to raise sufficient funds to achieve its business plan, (iv) this Promissory Note will not be guaranteed, (v) the Maker will pay a commission to Maker's agent, Robert M. Cohen & Company, Inc., equal to 10% of the principal amount loaned pursuant to this Promissory Note, and (vi) the Payee bears the economic risk of losing the Loan and never being repaid.

6. Governing Law . This Promissory Note, and all rights and remedies hereunder, will be governed by the laws of the State of New York.

7. Event of Default. An "Event of Default" shall have occurred if Maker fails to pay any payment of principal or interest on this Promissory Note when due.

                                    MAKER:  MedStrong International Corporation



                                    By:  ________________________________
                                             Jerry Farrar, Chief
                                             Executive Officer

         The undersigned Payee hereby confirms the representations and warranties made by the Payee set forth above.

                                         ________________________________
                                                    Payee